Exhibit 3.1

AMENDMENT TO THE AMENDED AND RESTATED MEMORANDUM AND

ARTICLES OF ASSOCIATION

OF

RIGEL RESOURCE ACQUISITION CORP

RESOLUTIONS OF THE SHAREHOLDERS OF THE COMPANY

FIRST, RESOLVED, as a special resolution THAT, effective immediately, the Amended and Restated Memorandum and Articles of Association of the Company be amended by:

(a) amending Article 49.7 by deleting the words:

“In the event that the Company does not consummate a Business Combination by August 9, 2025, (or such earlier date as determined by the Directors) or such later time as the Members may approve in accordance with the Articles, the Company shall:”; and

replacing them with the words:

“In the event that the Company does not consummate a Business Combination by November 9, 2025 (or such earlier date as determined by the Directors), or such later time as the Members may approve in accordance with the Articles, the Company shall:”; and

(b) amending Article 49.8(a) by deleting the words:

“by August 9, 2025”; and

replacing them with the words:

“by November 9, 2025”.